Exhibit 99

Resideo Announces Third Quarter 2021 Financial Results

AUSTIN, Texas, November 4, 2021 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products, today announced financial and operating results for the third quarter ended October 2, 2021.

Third Quarter 2021 Highlights

•	Net revenue of $1.5 billion, up 10% from $1.4 billion in the third quarter 2020

•	Gross profit margin of 27.8%, up 60 basis points compared to gross profit margin of 27.2% in the prior year comparable period

•	Operating profit of $167 million, or 11.2% of revenue, an increase of $36 million from $131 million, or 9.6% of revenue, in the third quarter 2020

•	Cash provided by operating activities of $104 million compared to $21 million in the prior year comparable period

Third Quarter 2021 Performance

Consolidated revenue of $1.5 billion in the third quarter 2021 increased 10% compared with $1.4 billion in the third quarter 2020. Products & Solutions revenue was $631 million, an increase of 10% compared with revenue of $572 million in the prior year comparable period primarily due to volume and price increases. ADI Global Distribution revenue was $865 million, an increase of 9% compared with revenue of $790 million in the prior year comparable period reflecting growth in North America from volume and price increases and $16 million in revenue contribution from recent acquisitions.

Gross profit margin for the third quarter 2021 was 27.8%, up 60 basis points compared to 27.2% in the third quarter 2020. Products & Solutions gross profit margin of 40.9% decreased 140 basis points from 42.3% in the third quarter 2020. The decrease was primarily attributable to increased material and freight costs, partially offset by price increases and customer rebate favorability. ADI Global Distribution gross profit margin was 18.5%, an increase of 200 basis points compared to the prior year comparable period gross profit margin of 16.5%. The increase was a result of improved product line margin primarily due to pricing initiatives.

Resideo’s operating profit of $167 million in the third quarter 2021 was up $36 million compared to third quarter 2020 operating profit of $131 million. Operating profit margin expanded to 11.2% from 9.6% in the prior year comparable period. Products & Solutions operating profit of $157 million in the third quarter 2021 increased from $141 million in the third quarter 2020. The increase reflects solid cost management and reduced restructuring costs. ADI Global Distribution operating profit increased to $73 million in the third quarter 2021 from $56 million in the third quarter 2020, reflecting improved gross margin, partially offset by increased investment activity. Corporate costs were $63 million in the third quarter 2021, down $3 million from $66 million in the prior year comparable period primarily due to reduced spin and restructuring costs partially offset by a $9 million impairment charge related to the Austin, Texas office relocation.

Net income for the third quarter 2021 was $68 million, or $0.46 per diluted common share, compared with net income of $75 million, or $0.60 per diluted common share, in the third quarter 2020.

Cash Flow and Liquidity

The company reported net cash provided by operating activities of $104 million for the third quarter 2021, an increase of $83 million from the prior year comparable period. The higher operating cash generation was primarily the result of better operating profitability and more favorable working capital trends. On October 2, 2021, Resideo had cash and cash equivalents of $686 million and total outstanding debt of $1.2 billion.

Outlook

The company today updated its outlook for 2021 and now expects full year revenue to be in the range of $5.83 billion to $5.88 billion, gross profit margin in the range of 26.5% to 27.0% and operating profit in the range of $558 million to $568 million.

The company expects fourth quarter 2021 revenue to be in the range of $1.44 billion to $1.49 billion, gross profit margin in the range of 27% to 28% and operating profit in the range of $140 million to $150 million.

Management Remarks

“We delivered another quarter of strong growth and profitability expansion as we continue to execute on our business transformation,” commented Jay Geldmacher, Resideo’s president and CEO. “End customer demand remains healthy across our businesses, but our ability to fully meet this demand is being constrained by ongoing supply chain and logistics challenges.

“We have made significant progress on our transformation efforts, with a number of benefits visible in our results. Our revenue growth is well outpacing our spending, even as we invest in key long-term growth initiatives. ADI delivered meaningful expansion in gross and operating margin aided by ongoing investments in tools to support pricing and digital transactions. Within Products & Solutions, supply constraints and inflationary pressures are muting progress on productivity enhancements.”

Conference Call and Webcast Details

Resideo will hold a conference call with investors on November 4, 2021, at 5:00 p.m. ET. An audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 888-660-6357 (U.S. toll-free) or 1-929-201-6127 (international), with the conference title “Resideo Third Quarter 2021 Earnings” or the conference ID: 7301399.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:

Investors:	Media:
Jason Willey	Oliver Clark
investorrelations@resideo.com	oliver.clark@resideo.com

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including (A) its effect on the demand for our products and services, (B) its effect on our and our business partners’ supply chains, workforce, liquidity, spending and timing for payments and disbursements, and (C) the impact of potential facility closures and the modified working conditions at our corporate offices, Product & Solutions segment and ADI Global Distribution segment, (2) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under, the agreements we entered into with Honeywell in connection with our spin-off, (3) the likelihood of continued success of our transformation programs and initiatives, (4) whether the settlement of our pending securities class action litigation will become effective and finally approved by the court on the terms previously announced, and (5) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings we make from time to time with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, such as (i) the outlook regarding fourth quarter 2021 and full year 2021 and (ii) the impact of the COVID-19 pandemic on our business and operations. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release, and we caution investors not to place undue reliance on any such forward-looking statements.

Table 1: SUMMARY OF FINANCIAL RESULTS (UNAUDITED)

(In millions)

	Q3 2021				YTD 2021
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$631	$865	$—	$1,496	$1,835	$2,557	$—	$4,392
Cost of goods sold	373	705	2	1,080	1,116	2,105	6	3,227

Gross profit (loss)	258	160	(2)	416	719	452	(6)	1,165
Selling, general and administrative expenses (2)	81	87	61	229	241	254	189	684
Research and development expenses (2)	20	—	—	20	62	—	1	63

Operating profit (loss)	$157	$73	$(63)	$167	$416	$198	$(196)	$418

	Q3 2020				YTD 2020
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$572	$790	$—	$1,362	$1,445	$2,125	$—	$3,570
Cost of goods sold	330	660	2	992	907	1,768	5	2,680

Gross profit (loss)	242	130	(2)	370	538	357	(5)	890
Selling, general and administrative expenses (2)	83	74	64	221	244	222	210	676
Research and development expenses (2)	18	—	—	18	53	—	2	55

Operating profit (loss)	$141	$56	$(66)	$131	$241	$135	$(217)	$159

	Q3 2021 % change compared with prior period				YTD 2021 % change compared with prior period
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	10%	9%	N/A	10%	27%	20%	N/A	23%
Cost of goods sold	13%	7%	0%	9%	23%	19%	20%	20%
Gross profit (loss)	7%	23%	0%	12%	34%	27%	20%	31%
Selling, general and administrative expenses (2)	(2)%	18%	(5)%	4%	(1)%	14%	(10)%	1%
Research and development expenses (2)	11%	N/A	N/A	11%	17%	N/A	(50)%	15%
Operating profit (loss)	11%	30%	(5)%	27%	73%	47%	(10)%	163%

(1)

Represents Product & Solutions revenue, excluding intersegment revenue of $95 million and $286 million for the three and nine months ended October 2, 2021 and $102 million and $270 million for the three and nine months ended September 26, 2020. ADI Global Distribution does not have any intersegment revenue.

(2)

Prior year information was reclassified to present Research and development expenses as a separate line item. Research and development expenses were formerly included within Selling, general and administrative expenses.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
	(In millions except share and per share data)
Net revenue	$1,496	$1,362	$4,392	$3,570
Cost of goods sold	1,080	992	3,227	2,680

Gross profit	416	370	1,165	890
Selling, general and administrative expenses (1)	229	221	684	676
Research and development expenses (1)	20	18	63	55

Operating profit	167	131	418	159
Other expense, net	58	35	130	106
Interest expense	12	14	37	49

Income before taxes	97	82	251	4
Tax expense	29	7	76	26

Net income (loss)	$68	$75	$175	$(22)

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	144,284	123,421	143,865	123,194
Diluted	148,559	125,235	148,260	123,194
Earnings (Loss) Per Share
Basic	$0.47	$0.61	$1.22	$(0.18)
Diluted	$0.46	$0.60	$1.18	$(0.18)

1)

The prior year unaudited Consolidated Interim Statements of Operations were reclassified to present Research and development expenses as a separate line item within the statements. Research and development expenses were formerly included within Selling, general and administrative expenses.

Table 3: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 2, 2021	December 31, 2020

	(In millions, except number of shares which are reflected in thousands and par value)
ASSETS
Current assets:
Cash and cash equivalents	$686	$517
Accounts receivables – net	932	863
Inventories – net	710	672
Other current assets	179	173

Total current assets	2,507	2,225
Property, plant and equipment – net	290	318
Goodwill	2,671	2,691
Other assets	366	376

Total assets	$5,834	$5,610

LIABILITIES
Current liabilities:
Accounts payable	$905	$936
Current maturities of long-term debt	10	7
Accrued liabilities	617	595

Total current liabilities	1,532	1,538
Long-term debt	1,222	1,155
Obligations payable under Indemnification Agreements	587	590
Other liabilities	335	334
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 145,616 and 144,383 shares issued and outstanding as of October 2, 2021, 143,959 and 143,059 shares issued and outstanding as of December 31, 2020, respectively	—	—
Additional paid-in capital	2,111	2,070
Treasury stock, at cost	(16)	(6)
Retained earnings	250	75
Accumulated other comprehensive loss	(187)	(146)

Total equity	2,158	1,993

Total liabilities and equity	$5,834	$5,610

Table 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020

	(In millions)
Cash flows provided by operating activities:
Net income (loss)	$68	$75	$175	$(22)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22	22	67	64
Stock compensation expense	10	7	29	21
Loss on extinguishment of debt	18	—	41	—
Other	9	(1)	4	20
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(45)	(177)	(78)	(64)
Inventories – net	(32)	6	(40)	64
Other current assets	18	2	(6)	15
Accounts payable	(4)	47	(19)	(62)
Accrued liabilities	36	38	26	52
Obligations payable under Indemnification Agreements	3	1	(3)	(8)
Other	1	1	7	12

Net cash provided by operating activities	104	21	203	92

Cash flows used for investing activities:
Expenditures for property, plant, equipment and other intangibles	(13)	(19)	(48)	(50)
Cash paid for acquisitions, net of cash acquired	(1)	—	(11)	(35)
Other	—	—	3	—

Net cash used for investing activities	(14)	(19)	(56)	(85)

Cash flows provided by (used for) financing activities:
Proceeds from long-term debt	300	—	1,250	—
Payment of debt facility issuance and modification costs	(18)	—	(39)	—
Net proceeds from revolving credit facility	—	(100)	—	150
Repayment of long-term debt	(262)	(5)	(1,185)	(11)
Other	1	(1)	2	(4)

Net cash provided by (used for) financing activities	21	(106)	28	135

Effect of foreign exchange rate changes on cash and cash equivalents	(4)	2	(6)	(4)

Net increase (decrease) in cash and cash equivalents	107	(102)	169	138
Cash and cash equivalents at beginning of period	579	362	517	122

Cash and cash equivalents at end of period	$686	$260	$686	$260